UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2005 (February 15, 2005)

KFx Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Street, Suite 745, Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 293-2992

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement of Mr. Hanfling, our President and Chief Operating Officer

On February 15, 2005, we entered into an employment agreement with Mr. Hanfling, our President and Chief Operating Officer, with an effective date of February 1, 2005. Under the at-will employment agreement, Mr. Hanfling will be entitled to an annual salary of $250,000, and after his first year of employment, our Board agreed to grant him a guaranteed bonus of $100,000.

Under the employment agreement, subject to the approval of the American Stock Exchange (AMEX), Mr. Hanfling was granted inducement options exercisable for an aggregate of 1,000,000 shares of common stock with an exercise price of $13.81 per share, the closing price of our common stock as reported by AMEX on February 1, 2005. These inducement options were granted without stockholder approval as an inducement material to Mr. Hanfling entering into employment with our company, approved by our Compensation Committee and issued in accordance with the AMEX Company Guide Rule 711. Subject to continued employment, options for 600,000 of these shares vest 20% on each of January 3, 2006, January 2, 2007, January 2, 2008, January 2, 2009 and January 5, 2010. Subject to continued employment and the condition that our Board does not elect to terminate the option on or before January 2, 2006, options for 400,000 of these shares vest 20% on each of January 3, 2006, January 2, 2007, January 2, 2008, January 2, 2009 and January 5, 2010. Each option expires on January 31, 2012.

Under the employment agreement, we agreed that upon approval at the next regularly scheduled meeting of our Board and Compensation Committee, we will grant to Mr. Hanfling 100,000 shares of our restricted common stock from our 2002 Stock Incentive Plan to the extent such shares are available. If 100,000 shares are not available under the 2002 Stock Incentive Plan, then the portion of the 100,000 shares of restricted stock that could not be granted under the 2002 Stock Incentive Plan will be granted as an inducement grant outside of the plan, subject to AMEX approval. Subject to continued employment, 20% of the restricted shares will vest on each January 2 beginning in 2006 and ending in 2010.

The employment agreement is filed as Exhibit 99.1 to this report and the contents of that exhibit are incorporated herein by reference. The forms of option agreements are filed as Exhibits 99.2 and 99.3 to this report and the contents of those exhibits are incorporated herein by reference. The foregoing description of the terms of the employment agreement and the option agreements are qualified in their entirety by reference to such Exhibits.

Mr. Hanfling is not related to any of our directors or executive officers and has no relationships or transactions with our company outside the context of his employment.

Item 3.02  Unregistered Sales of Equity Securities.

Issuance of Options and Restricted Stock to Mr. Hanfling

See disclosure in Item 1.01. To the extent the issuance of these securities is deemed a sale, the securities were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Rule 506 of Regulation D thereunder.

Issuance of Warrants and Stock to Consultants

As previously disclosed, in 2002, we entered into consulting agreements with political and environmental consultants to advise us on proposed legislation and regulations and advocate our interests before the U.S. Congress and regulatory agencies. Pursuant to these agreements, certain consultants were entitled to bonus compensation if certain legislation was enacted by Congress. Congress recently passed H.R. 4520, which was signed into law on October 22, 2004. Accordingly, on December 1, 2004, our Board approved the issuance to these consultants for services provided an aggregate of 19,305 shares of common stock, and warrants immediately exercisable for a total of 200,000 shares of common stock at $5.00 per share and warrants immediately exercisable for a total of 400,000 shares of common stock at $8.52 per share. All of the warrants have a term of three years. The securities were offered and sold without registration under the Securities Act to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder.

In each transaction described above that was exempt from registration under Regulation D of the Securities Act, (i) there were no underwriters involved in the issuance and sale of the securities, (ii) the investors were accredited; (iii) the investors were experienced with transactions of the nature of the subject transaction and had the ability to fend for themselves, (iv) the securities were acquired for investment only and not with a view to or for sale in connection with any distribution thereof, (v) appropriate legends were affixed to the share certificates and other instruments issued in such transactions, and (vi) the sales of these securities were made without general solicitation or advertising.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Employment Agreement with KFx Inc. and Mr. Hanfling effective February 1, 2005, dated February 15, 2005.

99.2	Form of KFx Inc. Option Agreement for inducement grants.

99.3	Form of KFx Inc. Option Agreement for inducement grants, which allows for termination of grant by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2005	KFx Inc. By: /s/ Matthew V. Elledge Matthew V. Elledge Vice President and Chief Financial Officer